Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this _3_ day of February, 2010 (the “Effective Date”), among General Automotive Company, Inc., a Nevada Corporation (“Buyer”), and S.P.E.C., Inc., an Alabama corporation (“Seller”). Buyer and Seller may sometimes be individually referred to as the “Party” or collectively referred to as the “Parties”.

R E C I T A L S :

A. Seller is engaged in the business of manufacturing and distributing automotive parts under one or more tradenames, including the tradename SPEC. (the “Business”).

B. Seller desires to sell, and Buyer desires to acquire, all, or substantially all, of the assets of Seller (as more fully defined below, the “Acquired Assets”) and all of the business conducted by Seller (all such business is hereinafter sometimes referred to as the “Business”), through the acquisition (the “Acquisition”) of the Acquired Assets by Buyer, in exchange for certain consideration as more fully provided herein; provided, however, that the Acquired Assets shall not include any of the Excluded Assets (as defined in Section 1.3).

C. The Board of Directors of Buyer and Seller have determined the Acquisition in the manner contemplated herein to be desirable and in the best interests of their respective shareholders or members, as the case may be, and, by resolutions or written actions, have duly approved and adopted this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth herein, and upon the terms and subject to the conditions contained herein, agrees as follows:

Article I

RECITALS; PURCHASE AND SALE

Section 1.1 Recitals. Each of the Parties hereby agree that the recitals set forth above are true and correct and are incorporated into the terms of this Agreement.

Section 1.2 Purchase and Sale. On the Closing Date (as defined in Section 2.1) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of any lien, claim, pledge, security interest or encumbrance of whatever kind or character, all of the assets, properties, goodwill and rights of Seller relating to the Business of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller (the “Acquired Assets”), including, without limitation, the following (except to the extent any item of the following is part of the Excluded Assets):

(a) All equipment, furniture, supplies, computer hardware and other tangible personal property of Seller (the “Personal Property”), including, without limitation, all Personal Property described on Schedule 1.2 (a) attached hereto.

(b) All work-in-process and other inventory of Seller (the “Inventory”), including, without limitation, the Inventory listed on Schedule 1.2(b) to be attached hereto by Seller

(c) All franchises, licenses, permits, consents authorizations, approvals, and certificates of any regulatory, administrative or other government agency or body relating to the Business (the “Permits”) including, without limitation, the Permits listed on Schedule 1.2(c) attached hereto;

(d) All patents, patentable materials, letters patent and utility models, including reissues, divisionals, continuations, continuations-in-part, renewals, derivatives, and extensions of any of the foregoing, trade secrets, processes, procedures, systems, proprietary rights, proprietary knowledge, confidential or proprietary information, know-how, show-how, inventions, computer software, technology, trademarks, names, service marks, trade names, internet domain names, URL addresses, electronic mail addresses, copyrights, copyrighted and copyrightable materials (whether or not registered, published or containing a copyright notice, and including, but not limited to, any and all moral rights and similar rights, and derivatives), symbols, logos, customer lists, inventions, franchises and permits and all filings, applications for registrations, registrations, renewals and reissues of any such registrations with or by an federal, state, local or foreign regulatory, administrative, governmental or quasi-governmental office or authority, any of the foregoing that might be issued upon any such registration, and all licenses, sublicenses or agreements in respect thereof, that Seller owns or has the right to use or to which Seller is a party, whether or not used in the Business (collectively, the “Proprietary Rights”), including, without limitation, the Proprietary Rights described on Schedule 1.2(d) attached hereto by Seller;

(e) All claims and rights under contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders ( the “Pending Sales Orders”), engagement letters, executory commitments, instruments, guaranties, indemnifications, arrangements, and understandings of Seller, whether oral or written, to which Seller is a party (whether or not legally bound thereby) (the “Contracts”), including, without limitation, the Pending Sales Orders Contracts listed on Schedule 1.2 (e) and that each of said Pending Sales Orders is valid, still pending, on time, and is not the subject of any cancellation and Seller has no knowledge of any potential cancellation or reduction of any Pending Sales Order.

(f) All investments, deposits and prepaid expenses, including, without limitation, the items listed on Schedule 1.2(f) attached hereto by Seller;

(g) All causes of action, judgments and claims or demands against others of whatever kind or description;

(h) All books of account, records, customer lists, vendor lists, files, papers, records, promotional marketing and advertising materials, catalogs, brochures, forms, plans, manuals and handbooks relating to the conduct of the Business or otherwise relating to the conduct of the Business or otherwise relating to the Acquired Assets or usable in connection with the Business;

(i) All goodwill (excluding any unamortized goodwill reflected on the financial statements of Seller); and

(j) All of Seller’s telephone numbers, including, without limitation, all local and toll free telephone numbers.

Section 1.3 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following items shall be excluded from the Acquired Assets (the “Excluded Assets”):

(a) all corporate minute books, stock records, corporate seals, treasury shares and tax returns and supporting schedules of Seller (all of which shall be subject to Buyer’s right to inspect and copy); and

(b) those items, if any, listed on Schedule 1.3(b) attached hereto by Seller, and agreed to by Buyer.

Section 1.4 Assumption of Liabilities. Buyer shall not and does not assume any obligations of Seller, with the exception of Business debt that is shown on the balance sheet and financial statements provided by Seller to Buyer hereunder, as well as any obligations that Seller has under previous product warranties given pursuant to the sale of its products to its customers, which shall not be deemed to be extended or renewed hereby (the “Assumed Liabilities”). With the exception of the Assumed Liabilities, Buyer shall not by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the Closing Date.

Section 1.5 Acquisition Consideration. The consideration to be paid for the Acquired Assets shall be equivalent to $2,815,000, plus assumption of the Assumed Liabilities (the ‘Acquisition Consideration”). The payment and determination of the Acquisition Consideration shall be made as follows:

(a)	Cash: The sum of $2,065,000 cash shall be paid at closing, as defined herein.

(b)	Stock of Buyer: The balance of the closing price shall be paid through the issuance of shares of common stock of Buyer, which shall be priced at the average closing price for the shares (“GNAU”) for the previous 5 days immediately prior to closing, with a minimum price of 20 cents per share, and a maximum price 40 cents per share. If, however the average closing price of the stock, as defined herein, is less than 15 cents per share, the cash portion of the purchase price shall be changed to $2,215,000, and the stock portion reduced by $150,000.

(c)	Management of The Business, Stock Bonus and Earn Out: At closing, David Norton, Shelly Norton, Bobbie Webster and Graham Webster will enter into 5 year employment agreements to manage the Business, with a base salary for 2010 at the same rate as their base salary for 2009, and with standard cost of living increases (or other increases approved by the Board) for each year thereafter. Mr. Norton shall also be on the Board of Buyer, for a minimum 2 year term. In addition to the cash and stock portion of the purchase price, Seller shall have the opportunity to earn additional shares for improved performance of SPEC under the management of Norton and his team for the first two years following closing. Buyer shall issue $550,000 of restricted stock to Seller at the end of 2010 for achieving above 10% EBITDA profit margin for 2010 and an additional $550,000 at the end of 2011 for achieving above 13% EBITDA Profit Margin for 2011. The Stock Bonus will be paid after the annual audit, using the same formula as set forth above, but with a minimum stock price of 40 cents and a maximum stock price of 60 cents. However, if during the final audit of the Business it is determined that the financial operations fall short of the initial numbers provided by Seller to Buyer, the parties agree to make a good faith effort to adjust the purchase price to meet with the targeted multiple of earning used in formulating the purchase price.

CONSUMMATION OF ACQUISITION

Section 1.6 General. As used in this Agreement, the “Closing” shall mean the time at which each of the Parties hereto consummate the sale, transfer, assignment and delivery of the Acquired Assets to Buyer, and the consummation of the other transactions provided for in Article I hereof; provided that such consummation shall be effective as of the Closing Date. The Closing shall take place on or before April 15, 2010, at an agreed location in Orlando, Florida at 10:00 a.m. on the date hereof (the “Closing Date”), or at such other time and place as the Parties shall mutually agree.

Section 1.7 Due Diligence Period. Buyer shall have until 5:00 p.m., on March 15, 2010, to conduct due diligence (the “Due Diligence Period”) to determine whether in its sole and absolute discretion it will proceed with the transaction contemplated by this Agreement. If Buyer fails to notify Seller in writing prior to the expiration of the Due Diligence Period that Buyer has elected not to proceed with the transaction contemplated by this Agreement, Buyer shall be deemed to have irrevocably elected to proceed with this transaction. During the Due Diligence Period, Seller shall (i) provide Buyer and their designees with such information as or Buyer may from time to time reasonably request with respect to the Business, the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement, (ii) provide Buyer and their designees, officers, counsel, accountants, actuaries and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, customers, vendors, accountants and actuaries of the Business as Buyer or their designees may from time to time reasonably request and (iii) permit Buyer and its designees to make such inspections of the foregoing as Buyer may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business. No such investigation (or any disclosure made at any time by Seller to Buyer) shall limit or modify in any way, or act or result in a waiver of, any Seller’s obligations with respect to any breach of its representations, warranties, covenants or agreements contained herein (including, without limitation, conditions to Closing or indemnification obligations).

Section 1.8 Documents to be Delivered by Seller At the Closing, in addition to any other documents specifically required to be delivered pursuant to the terms of this Agreement, Seller shall deliver or cause to be delivered to Buyer, in form and substance reasonably satisfactory to Buyer:

(a) certified copies of duly executed written actions of the shareholders and Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and all other documents and instruments required hereunder to be executed and delivered by Seller and the consummation by Seller of all transactions and agreements contemplated herein;

(b) certificate of good standing of Seller issued by the Secretary of State of the State of Alabama dated not more than ten (10) days prior to the Closing Date;

(c) a good and sufficient Bill of Sale, satisfactory to Buyer and duly executed by Seller, conveying, selling, transferring and assigning to Buyer title to all of the Acquired Assets free and clear of all security interests, liens, charges, encumbrances or equities whatsoever

(d) a good and sufficient Assignment and Assumption Agreement related to the Contracts and Pending Sales Orders, in a form satisfactory to Buyer and duly executed by Seller together with the written consents of all parties necessary in order to transfer all of Seller’s rights there under to Buyer; and

(e) such other documents and instruments as shall reasonably be required by Buyer to be executed and delivered by Seller in order to fully and effectively consummate all of the transactions contemplated herein to be performed by Seller.

Section 1.9 Documents to be Delivered by Buyer. At the Closing (or within the appropriate time periods set forth in Section 1.6 hereof), in addition to any other documents specifically required to be delivered pursuant to this Agreement, Buyer, as the case may be, shall deliver to Seller or the Owners, in form and substance reasonably satisfactory to Seller:

(a) the Closing Date Payment;

(b) the Assignment and Assumption Agreement duly executed by Buyer;

(c) certificate of good standing of Buyer issued by the Secretary of State of the State of Florida, or other proof of good standing dated not more than one (1) day prior to the Closing Date, as well as copies of duly executed written actions of all of the members of the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and all other documents and instruments required hereunder to be executed and delivered by Buyer and the consummation by Buyer of all transactions and agreements contemplated herein;and

(d) The shares representing the balance of the purchase price, which shall bear a standard restrictive legend: and

(e) such other documents and instruments as shall be reasonably required by Seller to be executed and delivered by Buyer in order to fully and effectively consummate all of the transactions contemplated herein to be performed by Buyer.

Article II

REPRESENTATIONS AND WARRANTIES

OF BUYER

In order to induce Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller that the following statements contained in this Article III are true, correct and complete, both as of the execution hereof and as of the Closing Date:

Section 2.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority (corporate and other), to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

Section 2.2 Corporate Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the agreements to be entered into in connection with this Agreement, and all such agreements have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against each of Buyer in accordance with its terms.

Section 2.3 Conflicts; Consents and Approvals. Neither the execution nor delivery of this Agreement by Buyer nor the consummation of the transactions contemplated by this Agreement will violate or conflict with any agreement to which Buyer is a party, or will violate the terms of its charter, or its bylaws.

Section 2.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Buyer, threatened against Buyer that could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 2.5 Brokerage and Finder’s Fees. Buyer has not engaged the services of any broker or agreed to pay any brokerage of finder’s fees in connection with the transactions contemplated by this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES

OF SELLER

In order to induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, that the following statements contained in this Article IV are true, correct, and complete, both as of the execution hereof, and as of the Closing Date:

Section 3.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full power and authority to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Seller is not qualified to do business as a foreign corporation in any jurisdiction other than the State of Alabama and neither the nature of the Business nor other activities conducted by Seller nor the properties that Seller owns, leases, or operates requires Seller to qualify to do business as a foreign corporation in any other jurisdiction. Seller has not received any written notice or assertion within the last three (3) years from any governmental official in any jurisdiction to the effect that Seller is required to be qualified or authorized to do business as a foreign corporation in a jurisdiction other than the State of Alabama. Seller is not in default in the performance, observation or fulfillment of any provision of its Articles of Incorporation (“Seller Articles”), its bylaws (“Seller Bylaws”) or any shareholders agreement to which any Owner is bound (“Seller Shareholders Agreement”).

Section 3.2 Power and Authority. Seller has all requisite corporate power and authority to enter into and perform this Agreement and the agreements to be entered into in connection with this Agreement to which it is a party (the “Seller Related Agreements”) and to carry out its obligations under this Agreement and the Seller Related Agreements. This Agreement and the Seller Related Agreements and the transactions contemplated by this Agreement and the Seller Related Agreements have been duly and validly authorized by all necessary corporate action on the part of Seller and any other necessary parties. This Agreement and the Seller Related Agreements have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 3.3 Consents and Approvals. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement requires or will require any action or consent or approval of, or review by, or registration with, any third party, court or governmental body or other agency, instrumentality or authority.

Section 3.4 Financial Statements. Seller has furnished and shall furnish to Buyer the statement of income, expenses, assets and liabilities of Seller as of December 31, 2009 and December 31, 2008 on or before February 10, 2010. (collectively, the “Financial Statements”). The Financial Statements, will have been personally delivered to Buyer by the president or chief financial officer of Seller, have been prepared from and are in accordance with the books and records of Seller, have been prepared by Seller in accordance with GAAP (except for the failure of the Financial Statements to include the footnotes and other off book disclosures required by GAAP), will be true and correct in all material respects and fairly present the financial condition and results of operations of Seller as of the dates stated and the results of operations of Seller for the periods then ended in accordance with such practices, except as otherwise stated therein or herein.

Section 3.5 Undisclosed Liabilities and Absence of Material Adverse Change.

(a) Seller does not have any liability or obligation of any nature (whether matured or unmatured, liquidated or unliquidated, fixed or contingent, or otherwise and whether due or to become due) except for those specifically shown in the Financial Statements. There has been no material adverse change in the business operations, assets, properties, customer base, prospects, rights or condition (financial or otherwise) of Seller or any occurrence, circumstance, or combination thereof that reasonably could be expected to result in any such material adverse change since the date of the original letter of intent between the parties dated February 24,2009, including, without limitation, any material adverse change relating to Seller’s relationship with any customer, contractor, insurance carrier or other vendor. Additionally, since said date, up to and including the Closing date, Seller represents that there has been no additional indebtedness or contractual liability taken on by Seller, or promises made to any third party which would have the effect of limiting or reducing the value of the Acquired Assets or the Business.

Section 3.6 Taxes.

(a) Seller has duly and timely filed all federal, state, local and foreign tax returns and tax reports (collectively, “Tax Returns”) required to be filed by it under applicable laws and regulations. All such Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All amounts due and owing by Seller (whether or not shown on any Tax Return) have been fully paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens or other security interests for taxes (other than taxes not yet due and payable) upon any of the Acquired Assets.

(b) Seller has withheld and paid all amounts, including, without limitation, income tax withholding, FICA, FUTA, unemployment and worker’s compensation payments, required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

(d) Seller has never been a member of any affiliated, consolidated, combined or unitary group for purposes of taxes and Seller has no liability under Treasury Regulation 1.1502-6. There exists no tax-sharing agreement or arrangement pursuant to which Seller is obligated to pay the tax liability of any other Person (as defined below), or to indemnify any other Person with respect to any tax. For purposed of this Agreement, “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or governmental entity (or any department, agency, or political subdivision thereof).

(e) The United States of America and the State of Alabama are the only states, territories and jurisdictions to which any tax is properly payable by Seller.

Section 3.7 Compliance with Law. Seller has complied and is in compliance with all material laws, statutes, ordinances, orders, rules, regulations, policies, and guidelines promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality or private entity or organization authorized by any of the foregoing to act on its behalf that are applicable or relate to Seller the Business or the Acquired Assets. Schedule 1.2(c) attached hereto by Seller, includes a list of all Permits owned by Seller, each of which is currently valid and in full force and effect and will continue to be valid and in full force and effect after the Closing. Seller is not in violation of any of the Permits, and there is no pending nor, to the best knowledge of Seller, any threatened proceeding that could result in the revocation, cancellation or inability of Seller to renew any Permit. Seller has not been charged with or given notice of any violation of any of the applicable laws which violation has not been remedied in full (without any remaining liability of Seller).

Section 3.8 Proprietary Rights.

(a) Schedule 1.2(d) attached hereto by Seller sets forth a description of: (i) all Proprietary Rights that were used in the operation of the Business, including without limitation, patents, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, technology, trademarks, names, service marks, trade names, internet domain names, URL addresses, electronic mail addresses, copyrights, symbols, logos, customer lists, inventions, franchises and permits, license, sublicense, or other such right is necessary for the operation of the Business in substantially the same manner as the Business is presently conducted. To the best knowledge of Seller, the Business has not been and is not being conducted in contravention of any trademark, copyright or other proprietary right of any Person. All assets listed on Schedule 1.2(d) are and shall be a part of the Acquired Assets, and are all owned by Seller free and clear of any claims or encumbrances of any kind or nature, and are all valid and enforceable rights with regard to the business of Seller.

(b) Seller has exclusive rights to own and use the computer software owned or licensed by Seller (the “Software”) and has the right to transfer all Software used by Seller pursuant to this Agreement. Schedule 1.2(d) attached hereto by Seller lists and briefly describes, and Seller has provided to Buyer true, correct and complete copies of, all material licenses, agreements, documents and other materials relating to the Software and to Seller’s rights therein (other than software generally available to the public in retail stores). Seller has not licensed or otherwise authorized any other Person to use or make use of all or any part of the Software, nor has Seller granted, assigned or otherwise conveyed any right in or to the Software.

Section 3.9 Restrictive Documents or Laws. Seller is not a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application that adversely affects, or reasonably could be expected to so affect (a) the Acquired Assets or the ability of Buyer to utilize them in the Business after the Closing Date on substantially the same basis as the Business is currently operated; or (b) the consummation of the transactions contemplated by this Agreement.

Section 3.10 Insurance. Set forth in Schedule 4.11 attached hereto by Seller is a true, correct and complete list of all insurance policies and bonds in force in which Seller is named as an insured party, or for which Seller has paid any premiums, and such lists correctly state the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amounts, if any, the expiration date and the premium amount of each such policy or bond. All such policies or bonds are currently in full force and effect and no notice of cancellation or termination has been received by Seller with respect to any such policy. Seller will continue all of such insurance in full force and effect through the Closing Date. All premiums due and payable on such policies have been paid. Seller is not a co-insurer under any term of any insurance policy.

Section 3.11 Title to and Condition of Acquired Assets. Seller has good, valid and marketable title to all of the Acquired Assets, and the Acquired Assets constitute all of the property now used in and necessary for the conduct of the business of Seller as presently conducted. All of the Acquired Assets are held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever. No financing statement under the Uniform Commercial Code or similar law naming Seller as debtor has been filed in any jurisdiction, and Seller is not a party to or, to the best knowledge of Seller, bound under any agreement or legal obligation authorizing any party to file any such financing statement.

Section 3.12 Brokers, Finders. If Seller has engaged any brokers related to this transaction, it shall be responsible for any and all payments due to any broker as a result of this transaction

Section 3.13 Legal Proceedings, etc. Except as set forth on Schedule 4.14 attached hereto by Seller (the “Pending Litigation”), there are no (and over the last five (5) years there have been no) claims, proceedings, suits, or investigations (collectively, “actions”) pending or, to the best knowledge of Seller, threatened against or relating to Seller (or any of its shareholders or employees in connection with the business or affairs of Seller), before any federal, state, local or foreign court or governmental body. There are no actions pending or, to the best knowledge of Seller, threatened for the purpose of enjoining or preventing this Agreement of any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.

Section 3.14 ERISA.

(a) Schedule 4.15(a) attached hereto by Seller identifies each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that (i) is subject to any provision of ERISA and (ii) is or was at any time maintained, administered or contributed to by Seller or any affiliate (as defined below) and covers any employee or former employee of Seller or any affiliate or under which Seller or any affiliate has any liability. Copies of such plans (and, if applicable, related trust or funding agreements, insurance contracts and all other contracts with respect to which Seller or any affiliate may have any liability) and all amendments thereto have been furnished to Buyer together with the three (3) most recent annual reports (Form 5500 and all related schedules) and actuarial valuation reports, if any, prepared in connection with any such plan. Such plans are referred to collectively herein as the “Employee Plans.” For purposes of this Section, “affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans that would constitute an “employee pension benefit plan” as defined in Section 3(2) of ERISA (the “Pension Plans”) are identified as such on Schedule 4.18.

(b) No Employee Plan constitutes a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a “defined benefit plan,” as defined in Section 3(35) of ERISA and subject to Title IV of ERISA, nor does Seller or any affiliate have any obligation to create, maintain, or contribute to any such “multiemployer plan” or “defined benefit plan.” No Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. Full payment has been made of all amounts that Seller is required to have paid as contributions to or benefits under any Employee Plan as of the end of the most recent year thereof and there are no unfunded obligations under any Employee Plan that have not been disclosed to Buyer prior to the Closing Date. No condition exists and no event has occurred that could constitute grounds for termination of any Employee Plan, and neither Seller nor any of its affiliates has incurred any liability under Title IV of ERISA that has not been satisfied in full. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Seller, or any officer, director, shareholder of Seller, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding with respect to any Employee Plan or any fiduciary or administrator thereof in their capacities as such.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, that are applicable to such Plan.

(d) There is no contract, agreement, plan or arrangement covering any employee or former employee of Seller or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.

(e) Schedule 4.18(e) attached hereto by Seller identifies each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any of its affiliates, and (iii) covers any employee or former employee of Seller or any of its affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions all of which have been furnished previously to Buyer, are referred to collectively herein as the “Benefit Arrangements.” Each Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

(f) There is no liability in respect of post-retirement health, life or other benefits for retired employees of Seller or any of its affiliates. Seller has reserved its right to amend or terminate any Employee Plan or Benefit Arrangement in respect of any current or former employee of Seller under the terms of any such plan and descriptions thereof given to employees. With respect to any of Seller’s Employee Plans that are “group health plans” under Section 4980B of the Code and Section 607(1) of ERISA, there has been timely compliance with all requirements imposed thereunder so that Seller and its affiliates have no (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such plan.

Section 3.15 Contracts. Schedule 4.16 attached hereto by Seller lists all contracts, agreements, leases, arrangements and understandings (written or oral) to which Seller is a party. Seller represents that it is not in breach of any such contracts or agreements.

Section 3.16 Inventory. Schedule 1.2(b) contains a complete and accurate list of all Inventory owned or held by the Seller or used in the conduct of the Business, including, without limitation, manufacturing supplies, raw materials, components, repair parts, work-in-progress, finished goods and similar items, whether raw or used. The quantities of Inventory as of the Closing Date will be reasonable under the current circumstances of the Business. None of the Inventory is in the possession of others. The Inventory is not subject to any claim with respect to the use of materials held on consignment. All products manufactured (whether or not completed) or sold before the Closing Date will be in compliance with all warranties with respect to that product.

Section 3.17 No Conflict or Default. Neither the execution and delivery of this Agreement by Seller, including, without limitation, the consummation of the transactions contemplated by this Agreement, will violate any applicable laws or Permits or conflict with or result in the breach of any term, condition or provision of the Seller Articles, Seller Bylaws or any agreement between Seller’s shareholders or other organizational document of Seller, or of any material agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation or instrument to which Seller is a party.

Section 3.18 Books of Account; Records. Seller’s general ledgers, and other records relating to the assets, properties, contracts and outstanding legal obligations of Seller are complete and correct and have been maintained in accordance with good business practices, and, to the extent required by GAAP (except for the requirement to include the footnotes and other off book disclosures required by GAAP), the matters contained therein are appropriate and accurately reflected in the Financial Statements.

Section 3.19 Shareholders, Officers and Directors. David Norton is a shareholder, officer and director of Seller, and has full power and authority to execute all documents related to this transaction on behalf of Seller.

Section 3.20 Labor Relations. Seller has complied in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and benefits under applicable worker’s compensation laws. There is no union organizing campaign actually pending or, to the best knowledge of Seller, threatened against or involving Seller. No collective bargaining or other labor agreement is currently being negotiated by Seller and no union or collective bargaining unit represents any of Seller’s employees. Seller has not experienced any work stoppage or other material labor difficulty during the past five (5) years.

Section 3.21 Customers and Vendors. No vendor of Seller has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to Seller, as applicable, either prior to, or following the consummation of, the Closing.

Section 3.22 Organizational Documents. Copies of the Seller Articles, certified by the Secretary of State of Alabama, and the Seller Bylaws and any agreement between Seller’s shareholders, certified by the president or chief executive officer of Seller, have been furnished to Buyer and are a true, correct and complete copies thereof as currently in effect.

Section 3.23 Outstanding Commitments. To the best knowledge of Seller, Seller is not bound by any commitments for the performance of services or delivery of products in excess of its ability to provide such services or deliver such products during the time available to satisfy such commitments, and all outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made.

Section 3.24 Acquired Assets. Seller is transferring to Buyer all of the assets, other than the Excluded Assets, that are used in or are necessary to conducting the Business as historically operated by Seller. Other than the Excluded Assets, the Acquired Assets constitute all of such assets.

Section 3.25 Full Disclosure. The representations and warranties contained in this Article IV do not contain nor will they contain any untrue statement of a material fact or omit to state any known material fact necessary in order to make the factual statements contained herein, in light of the circumstances under which they were made, not misleading. To the best knowledge of Seller, there are no adverse facts that have not been disclosed to Buyer in writing or on schedules attached hereto relating to the Acquired Assets and operation of the Business. The performance of due diligence shall not limit the indemnification obligations of any party hereunder.

Article IV

COVENANTS OF THE PARTIES

Section 4.1 Mutual Covenants.

(a) General. Each Party shall use all commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated by this Agreement, including without limitation using all commercially reasonable efforts to cause the conditions set forth in Article V and Article VI of this Agreement for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other Party may reasonably request to carry out the purposes or intent of this Agreement.

(b) Other Governmental Matters. Each Party shall use all reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make or obtain.

(c) Cooperation. On and after the Closing, each Party will cooperate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Parties as necessary to carry out, evidence and confirm the intended purposes of this Agreement. In addition, after the Closing, Seller, at Buyer’s request, shall prepare, execute and deliver, at the Seller’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Acquired Assets.

(d) Tax Matters. After Closing, the Parties will coordinate the preparation of all necessary tax returns; provided however, Seller shall assume all responsibility for, and shall timely perform, the filing and reporting obligations required by Section 6043A of the Code and shall take all necessary or appropriate actions to timely satisfy such obligations. Each Party agrees to timely furnish to the other Parties any records and other information reasonably requested by them in connection therewith. Buyer has not made any representation as to the tax treatment of Seller, or any agreement with respect to refraining from taking any future action that could adversely affect the tax treatment of the Acquisition or tax consequences to Seller in connection therewith or otherwise. Notwithstanding anything in this Agreement to the contrary, Seller will remain solely liable for any tax consequences to it as a result of the Acquisition.

(e) Further Assurances. After the Closing, Seller, at Buyer’s request, shall prepare, execute and deliver, at Seller’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to be perfect, confirm or evidence in Buyer title to all or any part of the Acquired Assets, or to put Buyer more fully in possession of, any of the Acquired Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities. Each Party will cooperate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Parties as necessary to carry, out, evidence and confirm the intended purposes of this Agreement.

(f) Forwarding of Funds. After the Closing, if any payment is received by Seller for any periods of time from and after the Closing Date, or which represent any portion of the Pending Sales Orders or other Acquired Assets by Buyer, Seller shall immediately account for and pay over such payment to Buyer.

(g) Notices of Certain Events. Seller shall promptly notify Buyer of:

(i) Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii) Any actions commenced or, to the best knowledge of Seller, threatened against, relating to, involving, or otherwise affecting Seller or any of Seller’s property, or any disputes, conflicts or circumstances providing the basis for any dispute or conflict, that, if in existence on the date of this Agreement would have been required to have been disclosed by Seller that relate directly or indirectly to the consummation of the transactions contemplated by this Agreement.

(h) Change of Name; Use of Name. On or before the Closing Date, Seller shall (i) change its company name, and the name of its parent and all affiliated companies, to one acceptable to Buyer and which is not the same as or similar to its present company name or any other trademark or trade style or name now used by Seller or any affiliate, and (ii) have delivered to Buyer, in form suitable for filing, such certificates, consents and other documents as are necessary or desirable to effect the transfer of the registration of any name conveyed to Buyer pursuant to this Agreement in the State of Alabama and in each other state where Seller is qualified to do business or has registered any such name under a “trade name” or “fictitious name” statute or similar law or has taken any other action in order to obtain or protect rights in such name. Seller shall grant any consents and take any other and future action, all at Seller’s expense, requested by Buyer to enable Buyer to use, reserve or register any such name for the exclusive use of Buyer. After the Closing Date, Seller shall discontinue use of the name “SPEC” and/or any similar name.

(i) Continuation of Existence of Seller. Seller shall maintain Seller’s valid existence and good standing under the laws of the State of Florida, at Seller’s own expense, for a period commencing on the Effective Date and continuing until the 12 month anniversary of the Effective Date.

(j) Delivery of Financial Statements. Seller shall cause:

(i) A Closing Date Balance Sheet to be delivered to Buyer on the Closing Date, which must be accepted and approved by Buyer as a condition to closing.

(ii) Employees. Upon the Closing and effective as of the Effective Date, Seller will terminate the employment of its employees, and Buyer (or one of or more of Buyer’s affiliates) shall offer employment, effective as of the Effective Date, to all such employees on an at-will basis. Neither Seller will not take any action that could impede, hinder, interfere, or otherwise compete with Buyer’s (or such affiliate’s) effort to hire any such employee, and Seller shall undertake such efforts as may be reasonably requested by Buyer to facilitate such efforts. In no event shall Buyer (or such affiliate) be considered a successor employer. Except to the extent in violation of applicable law, Seller shall promptly furnish to Buyer all information relating to each employee of Seller as Buyer may require in connection with its (or such affiliate’s) employment of such persons, including, without limitation, initial employment date, termination dates, reemployment dates, compensation and tax withholding history, which information shall be true and correct in all material respects.

(k) Termination of Employee Plans; Benefit Arrangements. Seller shall cause all Employee Plans and Benefit Arrangements of Seller to be terminated, and provide Buyer with evidence of such termination, at or prior to the Closing. Buyer shall provide continuation of the same or similar benefits to the SPEC employees after the Closing, including health care, 401(k) and other similar benefits.

Article V

CONDITIONS

Section 5.1 Mutual Conditions. The obligations of each of the Parties to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to fulfillment of all of the following conditions:

(a) No Adverse Proceeding. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Acquisition or the other transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) Governmental Approvals. Any governmental or other approvals or reviews of this Agreement or the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, or policies, or any guidelines promulgated thereunder, shall have been received.

Section 5.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Seller in writing:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(b) Performance of Agreement. Buyer shall have performed and observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing, including, without limitation, the delivery of the items set forth in Section 2.3 hereof.

Section 5.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Buyer in writing:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(b) Performance of Agreement. Seller shall have performed and observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing, including, without limitation, the delivery of the items set forth in Section 2.3 hereof.

(c) FIRPTA Certificate. Buyer shall have received from Seller a certificate, as described in Treasury Regulation § 1.1445-2, certifying that Seller is not a foreign person as defined in Section 1445(f)(3) of the Code.

(d) Consents. Seller shall have obtained and delivered to Buyer all consents Buyer deems necessary or desirable, in Buyer’s reasonable discretion, in order to consummate the transactions contemplated herein.

(e) Due Diligence. Buyer shall have completed their due diligence investigation of Seller and the Business pursuant to this Agreement and shall have been satisfied in all respects with the results of such investigation.

Article VI

TERMINATION

Section 6.1 Termination Events. By notice given prior to the Closing, this Agreement may be terminated as follows:

(a) by Buyer in its sole and absolute discretion any time prior to the expiration of the Due Diligence Period;

(b) by Buyer if a material breach of any provision of this Agreement has been committed by Seller or any Owner and such breach has not been cured by Seller (after Notice and reasonable opportunity) or such breach is waived by Buyer;

(c) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been cured by Buyer (after Notice and reasonable opportunity) or such breach is waived by Seller;

(d) by Buyer if any condition in Section 2.4 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(e) by Seller if any condition in Section 2.5 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(f) by mutual consent of Buyer and Seller; or

(g) by either Buyer or Seller if the Closing has not occurred on or before the date that is thirty (30) days from the expiration of the Due Diligence Period.

Section 6.2 Effect of Termination. Each Party’s right of termination under Section 7.1 above is in addition to any other rights such Party may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

Article VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally to that Party, sent by facsimile transmission (with electronic confirmation) to that Party at the facsimile number for that Party set forth below, mailed by certified mail (postage prepaid and return receipt requested) to that Party at the address for that Party set forth below, or delivered by Federal Express or any similar express delivery service for delivery to that Party at that address:

(a) If to Buyer:

(b) If to Seller:

Any Party may change its facsimile number or address for notices under this Agreement at any time by giving the other Parties notice of such change.

Section 7.2 Non-Waiver. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, the first Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provisions of this Agreement shall affect or constitute a waiver of any Party’s right to demand strict compliance with all provisions of this Agreement.

Section 7.3 Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

Section 7.4 Headings. The headings of the various Articles and Sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such Articles and Sections, and shall be ignored in construing this Agreement.

Section 7.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be facsimiles rather than originals, and shall be fully as effective as though all signatures were originals on the same copy.

Section 7.6 Entire Agreement. This Agreement and the Additional Documents, all of which are hereby incorporated by reference, constitute the entire agreement, and supersede all prior or contemporaneous discussions, negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter hereof and thereof.

Section 7.7 No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties and any Indemnified Parties, any rights, remedies or other benefits under or by reason of this Agreement.

Section 7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of law. The Parties hereby irrevocably submit to the jurisdiction of the courts in the State of Florida (state or federal), with venue in Orange County, over any dispute arising out of this Agreement and agree that all claims in respect of such dispute or proceeding shall be heard and determined in such court. All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to the Party from time to time, whether under this Agreement or otherwise.

Section 7.9 Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer shall have the right to assign any of their respective rights, interests or obligations under this Agreement, in whole or in part, to any company affiliated with Buyer, as the case may be.

Section 7.10 Expenses. Each Party shall pay their own respective expenses and fees associated with this transaction.

Section 7.11 Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court’s determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Section 7.12 Knowledge. Whenever a representation or warranty is made herein as being to the “knowledge of” or “best knowledge of” a Party, it is understood that such Persons have made or caused to be made (and the results thereof reported to them) an investigation that provides them with a reasonable basis upon which to determine the accuracy of such representation or warranty by personnel or representatives competent to determine the accuracy thereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Buyer: General Automotive Company, Inc.		Seller: S.P.E.C., Inc.

By:	\s\ Dan Valladao	By:

Name:	Dan Valladao	Officer:	\s\ David Norton

Its:	CEO	Officer:	\s\ Graham Webster

		Officer:	\s\ Shelly Norton

		Officer:	\s\ Barbara V. Webster

SCHEDULE 1.3(b) – EXCLUDED ASSETS

a.	1991 Nissan 240SX

b.	2001 Lincoln LS

c.	Scrap Metal Bins

d.	Vending Machines